Exhibit 23.1

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

As independent oil and gas consultants, Ralph E. Davis Associates, Inc. hereby consents to (1) the use of our report setting forth our estimates of proved reserves and future revenue, as of December 31, 2010, to the interest of China North East Petroleum Holdings, Limited in certain oil and gas properties and (2) all references to our firm included in or made a part of China North East Petroleum Holdings, Limited annual report on SEC Form 10-K for the year ended December 31, 2010.

Very Truly Yours,

RALPH E. DAVIS ASSOCIATES, INC.

/s/ L. B. Branum
L. B. Branum
Vice President

August 29, 2011
Houston, Texas

1717 St. James Place, Suite 460   Houston, TX 77056   Office 713-622-8955    Fax 713-626-
3664   www.ralphedavis.com

Worldwide Energy Consultants Since 1924